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                                                                    EXHIBIT 14.3

                              IONA TECHNOLOGIES PLC

              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER


A.    PURPOSE

      The primary function of the Nominating and Corporate Governance Committee (the "Committee") is to assist the Board of Directors (the "Board") of IONA Technologies PLC (the "Company") in fulfilling its responsibilities by: (i) identifying individuals qualified to become members of the Board, and recommending that the Board propose the director nominees for election at the next annual meeting of shareholders, (ii) adopting a corporate code of ethics and conduct applicable to all directors, officers and employees (a "Code of Business Conduct"), (iii) monitoring compliance with and periodically reviewing the Code of Business Conduct and (iv) reviewing and approving all related party transactions.

B.    GOALS AND RESPONSIBILITIES

To fulfill its responsibilities and duties the Committee shall:

Board Composition and Nominations

1. Evaluate the current composition and organization of the Board and its committees in light of requirements established by (i) the Securities and Exchange Commission, the Nasdaq Stock Market Inc., the Irish Stock Exchange or any other exchange upon which securities of the Company are traded, (ii) any governmental or regulatory body exercising authority over the Company (each a "Regulatory Body") or (iii) any other applicable statute, rule or regulation which the Committee deems relevant, and, where appropriate, make recommendations regarding the foregoing to the Board for approval.

2. Review the composition and size of the Board in order to ensure that the Board is comprised of members possessing the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company, as determined by the Committee.

3. Recommend to the Board for proposal to the Shareholders, nominees for election as directors of the Company in accordance with the criteria established therefor from time to time.

4. Recommend to the Board for selection Board members for assignment to serve on committees of the Board.

5. Evaluate the performance of current Board members proposed for reelection or election, and approve those members of the Board standing for reelection or election that the Committee determines are appropriate. However, if the Company is legally obligated by contract or otherwise to provide third parties with the ability to nominate directors (for example, the rights of preferred stockholders, rights under shareholder agreements or other agreements), the selection and nomination of such directors shall not be subject to the criteria above.

6. Review and recommend to the Board an appropriate course of action upon the resignation of any current Board member or any planned expansion of the Board, and review the qualifications for service on the Board of any potential additional or replacement members of the Board.

7. Review potential conflicts of prospective Board members and officers. Review prospective directorships and offices of outside business concerns (and such other entities as may be required by the Code of Business Conduct) by current Board members or officers. No such directorship or office shall be accepted by a current Board member or officer without the prior approval of the Committee.

Establishment and Review of Corporate Governance Policies

8. Develop and adopt a Code of Business Conduct for Company employees, directors and officers. Ensure that the code of business Conduct is communicated accordingly.
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9.    The Code of Business Conduct at a minimum shall (i) comply with any requirements established by any Regulatory Body or any other applicable statute, rule or regulation that the Committee deems relevant, (ii) address conflicts of interest and full and fair disclosure and compliance with laws, (iii) encourage the reporting of any illegal or unethical behavior and expressly prohibit retaliation of any kind for any such reports or complaints, (iv) provide clear and objective standards for compliance with the Code of Business Conduct and a fair process by which to determine violations thereof, and (v) contain an enforcement mechanism.

10. Review and assess the adequacy of the Code of Business Conduct periodically, but at least annually. The Committee shall recommend to the Board for approval any amendments to the Code of Business Conduct that the Committee deems appropriate.

11. Collaborate with the Company's officers and legal counsel to disclose publicly any amendments to the Code of Business Conduct required to be disclosed by any Regulatory Body.

12. Collaborate with the Company's officers and legal counsel to maintain a means by which allegations of violations of or non-compliance with the Code of Business Conduct can be reported to the Committee in a confidential manner.

13. Review and, if appropriate, approve all related party transactions for potential conflict of interest situations on an ongoing basis.

14. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and recommend any modifications to this Charter if and when appropriate to the Board for its approval.

15. Review and assess the adequacy of the Company's Memorandum and Articles of Association and the charters of any committee of the Board (the "Governing Documents") periodically and recommend to the Board any necessary modifications to the Governing Documents.

16. To the extent required by any Regulatory Body or otherwise deemed advisable by the Committee, develop, implement, review and monitor an orientation and education program for members of the Board.

Oversight of the Evaluation of the Board and Management

17. Evaluate and determine an appropriate response to credible evidence indicating violations of or non-compliance with the Code of Business Conduct or the Governing Documents after consulting with legal counsel, including reporting any violation of law to any appropriate Regulatory Body.

18. Determine criteria for evaluating any and all requests for waivers of the Code of Business Conduct, evaluate any such requests submitted by directors or executive officers, make a recommendation to the Board whether to grant any requests for waivers submitted by directors or executive officers and establish a process for prompt public disclosure upon the grant of any such waivers for directors or executive officers as may be required by any Regulatory Body.

19. At the request of the Board, conduct a performance evaluation of the Board to determine whether it and its committees are functioning effectively.

20. Establish and maintain a process for the periodic evaluation of the performance of the Chairman of the Board of Directors and present the results of such periodic evaluations to the Board and any Committees thereof.

21. Establish and maintain a process for the periodic evaluation of the performance of the Chief Executive Officer and present the results of such periodic evaluations to the Board and any Committees thereof.

Shareholder Proposals

22. Review all shareholder proposals submitted to the Company (including any proposal relating to the nomination of a member of the Board) and the timeliness of the submission thereof and recommend to the Board appropriate action on each such proposal.
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General

23. To the extent deemed appropriate by the Committee, engage outside counsel, service providers and/or independent consultants at the Company's expense to review, or assist with, any matter for which it is responsible and approve the terms of engagement and fees of any outside counsel and/or independent consultants and terminate any such engagement if necessary.

24. Take such other actions regarding the Company's corporate governance that the Committee shall reasonably deem to be appropriate and in the best interests of the Company and its shareholders or as shall otherwise be required by any Regulatory Body.

C.    ANNUAL PERFORMANCE EVALUATION OF THE COMMITTEE

      The Committee shall conduct a self-evaluation at least annually to determine whether it is functioning effectively, and provide the result to the Board for discussion.

D.    COMMITTEE COMPOSITION AND PROCEDURES

Independence Requirements

1. Each Committee member shall meet any applicable independence requirements promulgated by any Regulatory Body.

Number of Members

2. The Committee shall be comprised of a minimum of three members of the Board, provided, however, that if fewer than three independent directors sit on the Board, the Committee shall be comprised of such lesser number as the Board from time to time may designate.

Committee Member Appointment and Removal

3. Members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless the Board elects a Chair, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Committee Structure and Operations

4. The Committee may delegate its authority to subcommittees as it deems appropriate.

Meetings of the Committee; Quorum

5. The Committee shall meet as necessary, but at least annually, to enable it to fulfill its goals and responsibilities as set forth herein. A meeting of the Committee may be called by the Committee Chair, any member of the Committee or the Secretary of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the action of a majority of those present, after determining a quorum, shall be the act of the Committee.

6.    The Secretary of the Company shall be the Secretary of the Committee.

7. Notice of each meeting confirming the venue, time and date together with an agenda of items to be discussed shall be forwarded to each member of the Committee.

8. The Secretary or Chairman of the Committee shall keep minutes of the proceedings and resolutions of all meetings as well as keep appropriate records.
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9.    Copies of the minutes of the meetings shall be circulated to all members of the committee. Any other director may, upon request to the Secretary of the Committee, obtain copies of the Committee's minutes, provided that there is no conflict of interest.

Committee Reporting to the Board and Shareholders

10. The Committee shall report its findings to the Board and shall keep written minutes of its meetings, which shall be recorded and filed with the books and records of the Company.

11. The Chairman of the Committee, or in his absence an appointed deputy, shall attend the Annual General Meeting prepared to respond to any shareholder questions on the Committee's activities.